EXHIBIT 99.1

NEWS

Veeco Instruments Inc., Terminal Drive, Plainview,  NY 11803 Tel. 516-677-0200 Fax. 516-677-0380

FOR IMMEDIATE RELEASE

Financial Contact: Debra Wasser, SVP Investor Relations & Corporate Communications, 516-677-0200 x1472

Media Contact:  Fran Brennen, Senior Director Marcom, 516-677-0200 x1222

VEECO ANNOUNCES RECORD SECOND QUARTER 2010 FINANCIAL RESULTS

Plainview, NY, July 26, 2010 -- Veeco Instruments Inc. (Nasdaq: VECO) announced its financial results for the second quarter ended June 30, 2010. Veeco reports its results on a generally accepted accounting principles (“GAAP”) basis, and also provides results excluding certain items. Please refer to the attached table for details of the reconciliation between GAAP operating results and Non-GAAP operating results.

GAAP Results ($M except EPS)

	Q2 ‘10	Q2 ‘09
Revenues	$253.0	$72.0
Net income (loss)	$52.4	$(14.7)
EPS (diluted)	$1.20	$(0.47)

Non-GAAP Results ($M except EPS)

	Q2 ‘10	Q2 ‘09
EBITA (Loss)	$68.4	$(6.4)
EPS	$1.01	$(0.15)

John R. Peeler, Veeco’s Chief Executive Officer, commented, “Veeco has once again delivered tremendous results.  Second quarter revenue was $253 million, a new record for Veeco, an increase of approximately 250% from last year and 55% sequentially. All three of our businesses, LED & Solar, Data Storage and Metrology, continue to execute extremely well, with sequential improvements in revenue and EBITA.  Of particular note, our LED & Solar revenues were $186 million, with approximately $175 million in MOCVD. We shipped 81 MOCVD systems, quadrupling shipments since the third quarter of last year and remained on track with our commitments to customers.  EBITA was a record $68.4 million, or 27% of sales, resulting in record quarterly GAAP EPS of $1.20 per share and non-GAAP EPS of $1.01 per share. Veeco’s balance sheet performance was also excellent — we generated approximately $67 million in cash from operations during the second quarter.

“Veeco’s second quarter bookings were $347 million, setting a new Company record, up approximately 250% from the prior year and 30% sequentially,” continued Mr. Peeler. “LED & Solar orders were a record $260 million, up 23% sequentially.  We received $251 million in MOCVD orders, with customer wins in all regions, including the U.S., Europe, Taiwan, Japan and Korea, and experienced accelerating demand from LED companies expanding facilities in China. Veeco’s Data Storage orders were $50 million, up 90% sequentially, as customers invested in both technology and capacity additions. Metrology orders were $37 million, our best quarterly performance in several years and up 22% sequentially on the strength of new products and improved business conditions in semiconductor and data storage markets. We are extremely proud of the performance of all of our businesses in the second quarter.” Veeco’s Q2 ‘10 book-to-bill ratio was 1.37, with a record backlog of $597 million at the end of the quarter.

Outlook

Regarding Veeco’s outlook, Mr. Peeler commented, “Business conditions in LED remain at a similar pace to what we have experienced the last several quarters, and we believe that Q3 will be another very strong bookings quarter for our MOCVD business. In particular, China’s initiative to subsidize the LED industry via seven national

‘industrial parks’ is spurring strong order quoting patterns for Veeco, both from local companies as well as from Korean and Taiwanese customers that are partnering with Chinese entities. Veeco’s market-leading TurboDisc® K465i MOCVD System is also enabling us to continue to win business as the best-performing, lowest cost-of-ownership system in production today.”

Mr. Peeler continued, “We currently plan to ship approximately 100 MOCVD tools this quarter and plan to reach a production capacity of 120 tools or more by the fourth quarter.  As a result of our variable-cost, outsourced manufacturing strategy, we have dramatically increased our production capacity with the ability to flex our actual MOCVD shipments up or down each quarter depending upon specific customer demand and delivery requirements.”

Guidance

Veeco’s third quarter 2010 revenue is currently forecasted to be between $290 and $315 million.  Earnings per share are currently forecasted to be between $1.55 to $1.82 on a GAAP basis and $1.23 to $1.43 on a non-GAAP basis. Please refer to the attached financial tables for more details.

Mr. Peeler added, “Based upon Veeco’s strong backlog and current order visibility, the Company is currently forecasting that 2010 revenues will be over $1 billion, with strong year-over-year growth from 2009 in revenue and profitability in all three business segments.”

Conference Call Information

A conference call reviewing these results has been scheduled for 5:00pm EDT today at 1-877-741-4253 (toll free) or 1-719-325-4865 using passcode 8281994.  The call will also be webcast live on the Veeco website at www.veeco.com.  A replay of the call will be available beginning at 8:00pm EDT tonight through midnight on August 9, 2010 at 888-203-1112 or 719-457-0820, using passcode 8281994, or on the Veeco website. Please also follow along with our live slide presentation also posted on the website.

About Veeco

Veeco Instruments Inc. designs, manufactures, markets and services enabling solutions for customers in the HB-LED, solar, data storage, semiconductor, scientific research and industrial markets. We have leading technology positions in our three businesses: LED & Solar Process Equipment, Data Storage Process Equipment, and Metrology Instruments. Veeco’s product development, marketing, engineering and manufacturing facilities are located in New York, New Jersey, California, Colorado, Arizona, Massachusetts and Minnesota. Global sales and service offices are located throughout the U.S., Europe, Japan and Asia Pacific. http://www.veeco.com/

To the extent that this news release discusses expectations or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include the risks discussed in the Business Description and Management’s Discussion and Analysis sections of Veeco’s Annual Report on Form 10-K for the year ended December 31, 2009 and in our subsequent quarterly reports on Form 10-Q, current reports on Form 8-K and press releases.  Veeco does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

-financial tables attached-

Veeco Instruments Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009

Net sales	$253,040	$72,020	$416,271	$134,869
Cost of sales	139,282	47,636	232,164	90,103
Gross profit	113,758	24,384	184,107	44,766

Operating expenses (income):
Selling, general and administrative	27,287	19,822	50,707	38,429
Research and development	20,550	13,163	36,990	26,049
Amortization	1,634	1,831	3,319	3,660
Restructuring	—	1,944	(179)	6,375
Asset impairment charge	—	304	—	304
Other, net	512	(77)	359	1,409
Total operating expenses	49,983	36,987	91,196	76,226

Operating income (loss)	63,775	(12,603)	92,911	(31,460)

Interest expense, net	1,762	1,698	3,544	3,407

Income (loss) before income taxes	62,013	(14,301)	89,367	(34,867)
Income tax provision	9,620	402	10,930	780
Net income (loss)	52,393	(14,703)	78,437	(35,647)
Net loss attributable to noncontrolling interest	—	(23)	—	(65)
Net income (loss) attributable to Veeco	$52,393	$(14,680)	$78,437	$(35,582)

Income (loss) per common share attributable to Veeco:
Basic	$1.32	$(0.47)	$2.00	$(1.13)
Diluted	$1.20	$(0.47)	$1.88	$(1.13)

Weighted average shares outstanding:
Basic	39,761	31,497	39,283	31,506
Diluted	43,506	31,497	41,683	31,506

Veeco Instruments Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$361,382	$148,589
Short-term investments	53,500	135,000
Accounts receivable, net	140,722	84,358
Inventories, net	84,210	77,564
Prepaid expenses and other current assets	18,927	7,819
Deferred income taxes	2,963	3,105
Total current assets	661,704	456,435

Property, plant and equipment, net	59,118	59,389
Goodwill	59,422	59,422
Other assets, net	26,122	30,126
Total assets	$806,366	$605,372

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$50,973	$29,112
Accrued expenses and other current liabilities	158,383	106,445
Deferred profit	7,863	2,520
Income taxes payable	14,149	829
Current portion of long-term debt	220	212
Total current liabilities	231,588	139,118

Deferred income taxes	—	5,039
Long-term debt	102,352	100,964
Other liabilities	411	1,192
Total non-current liabilities	102,763	107,195

Equity	472,015	359,059

Total liabilities and equity	$806,366	$605,372

Veeco Instruments Inc. and Subsidiaries

Reconciliation of operating income (loss) to earnings (loss) excluding certain items

(In thousands, except per share data)

(Unaudited)

	Three months ended				Six months ended
	June 30,				June 30,
	2010		2009		2010		2009

Operating income (loss)	$63,775		$(12,603)		$92,911		$(31,460)

Adjustments:

Amortization	1,634		1,831		3,319		3,660
Equity-based compensation	2,958		2,155		5,128		3,553
Restructuring	—		1,944	(2)	(179	)(1)	6,375	(2)
Asset impairment	—		304	(3)	—		304	(3)
Inventory write-off	—		—		—		1,526	(4)

Earnings (loss) before interest, income taxes and amortization excluding certain items (“EBITA”)	68,367		(6,369)		101,179		(16,042)

Interest expense, net	1,762		1,698		3,544		3,407
Adjustment to add back non-cash portion of interest expense	(760	)(5)	(716	)(5)	(1,501	)(5)	(1,416	)(5)
Earnings (loss) excluding certain items before income taxes	67,365		(7,351)		99,136		(18,033)

Income tax provision (benefit) at 35%	23,578		(2,573)		34,698		(6,312)

Earnings (loss) excluding certain items	43,787		(4,778)		64,438		(11,721)

Loss attributable to noncontrolling interest, net of income tax benefit at 35%	—		(15)		—		(42)

Earnings (loss) excluding certain items attributable to Veeco	$43,787		$(4,763)		$64,438		$(11,679)

Earnings (loss) excluding certain items per diluted share attributable to Veeco	$1.01		$(0.15)		$1.55		$(0.37)

Diluted weighted average shares outstanding	43,506		31,497		41,683		31,506

(1) During the first quarter of 2010, we recorded a restructuring credit of $0.2 million associated with a change in estimate.

(2)  During the six months ended June 30, 2009, we recorded a restructuring charge of $6.4 million, of which $1.9 million was incurred during the second quarter, consisting primarily of personnel severance costs and lease and related charges associated with vacating two facilities in our Data Storage Process Equipment segment.

(3) During the second quarter of 2009, we recorded a $0.3 million asset impairment charge in our Data Storage Process Equipment segment for assets no longer being utilized.

(4) During the first quarter of 2009, we recorded a $1.5 million inventory write-off in our Data Storage Process Equipment segment associated with the discontinuance of certain products.  This was included in cost of sales in the GAAP income statement.

(5) Adjustment to exclude non-cash interest expense on convertible subordinated notes.

NOTE - The above reconciliation is intended to present Veeco’s operating results, excluding certain items and providing income taxes at a 35% statutory rate. This reconciliation is not in accordance with, or an alternative method for, generally accepted accounting principles in the United States, and may be different from similar measures presented by other companies. Management of the Company evaluates performance of its business units based on EBITA, which is the primary indicator used to plan and forecast future periods. The presentation of this financial measure facilitates meaningful comparison with prior periods, as management of the Company believes EBITA reports baseline performance and thus provides useful information.

Veeco Instruments Inc. and Subsidiaries

Reconciliation of operating income to earnings excluding certain items

(In thousands, except per share data)

(Unaudited)

	Guidance for the three
	months ending September 30, 2010
	LOW		HIGH

Operating income	$79,427		$93,002

Adjustments:

Amortization	1,635		1,635
Equity-based compensation	2,963		2,963

Earnings before interest, income taxes and amortization excluding certain items (“EBITA”)	84,025		97,600

Interest expense, net	1,678		1,678
Adjustment to add back non-cash portion of interest expense	(769	)(1)	(769	)(1)

Earnings excluding certain items before income taxes	83,116		96,691

Income tax provision at 35%	29,091		33,842

Earnings excluding certain items	$54,025		$62,849

Earnings per diluted share excluding certain items	$1.23		$1.43

Diluted weighted average shares outstanding	44,000		44,000

(1) Adjustment to exclude non-cash interest expense on convertible subordinated notes.

NOTE - The above reconciliation is intended to present Veeco’s operating results, excluding certain items and providing income taxes at a 35% statutory rate. This reconciliation is not in accordance with, or an alternative method for, generally accepted accounting principles in the United States, and may be different from similar measures presented by other companies. Management of the Company evaluates performance of its business units based on earnings before interest, income taxes and amortization excluding certain items (“EBITA”), which is the primary indicator used to plan and forecast future periods. The presentation of this financial measure facilitates meaningful comparison with prior periods, as management of the Company believes EBITA reports baseline performance and thus provides useful information.

Veeco Instruments Inc. and Subsidiaries

Segment Bookings, Revenues, and Reconciliation

of Operating income (loss) to EBITA (loss)**

(In thousands)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
LED & Solar Process Equipment
Bookings	$260,439	$56,342	$472,102	$84,863
Revenues	$185,646	$31,882	$297,150	$54,084

Operating income (loss)	$57,389	$(1,659)	$85,943	$(7,036)
Amortization	796	774	1,592	1,549
Equity-based compensation	671	218	1,138	374
Restructuring	—	195	—	929
EBITA (loss)**	$58,856	$(472)	$88,673	$(4,184)

Data Storage Process Equipment
Bookings	$50,025	$19,318	$76,398	$27,136
Revenues	$35,742	$17,593	$58,987	$34,498

Operating income (loss)	$9,234	$(3,497)	$12,012	$(8,698)
Amortization	383	403	766	808
Equity-based compensation	308	337	523	589
Restructuring	—	1,444	(179)	2,830
Inventory write-off	—	—	—	1,526
Asset impairment charge	—	304	—	304
EBITA (loss)**	$9,925	$(1,009)	$13,122	$(2,641)

Metrology
Bookings	$36,499	$23,010	$66,307	$39,721
Revenues	$31,652	$22,545	$60,134	$46,287

Operating income (loss)	$2,522	$(4,173)	$4,703	$(9,815)
Amortization	397	578	844	1,155
Equity-based compensation	435	321	739	557
Restructuring	—	262	—	2,386
EBITA (Loss)**	$3,354	$(3,012)	$6,286	$(5,717)

Unallocated Corporate
Operating loss	$(5,370)	$(3,274)	$(9,747)	$(5,911)
Amortization	58	76	117	148
Equity-based compensation	1,544	1,279	2,728	2,033
Restructuring	—	43	—	230
Loss **	$(3,768)	$(1,876)	$(6,902)	$(3,500)

Total
Bookings	$346,963	$98,670	$614,807	$151,720
Revenues	$253,040	$72,020	$416,271	$134,869

Operating income (loss)	$63,775	$(12,603)	$92,911	$(31,460)
Amortization	1,634	1,831	3,319	3,660
Equity-based compensation	2,958	2,155	5,128	3,553
Restructuring	—	1,944	(179)	6,375
Inventory write-off	—	—	—	1,526
Asset impairment charge	—	304	—	304
EBITA (loss)**	$68,367	$(6,369)	$101,179	$(16,042)

** Refer to footnotes on ‘Reconciliation of operating income (loss) to earnings (loss) excluding certain items’ for further details.